Exhibit 99.1

Tempest Announces Up To $8.35 Million Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants Priced At-the-Market Under Nasdaq Rules

November 25, 2025

$4.25 million upfront with up to an additional $4.1 million of potential aggregate gross proceeds upon the exercise in full of short-term unregistered warrants

Brisbane, CA, November 25, 2025 – Tempest Therapeutics, Inc. (Nasdaq: TPST), a clinical-stage biotechnology company with a pipeline of first-in-class1 targeted and immune-mediated therapeutics to fight cancer, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the purchase and sale of 1,172,414 shares of its common stock (or common stock equivalents), at an offering price of $3.625 per share of common stock (or common stock equivalent) in a registered direct offering priced at-the-market under Nasdaq rules. Additionally, in a concurrent private placement, the Company will issue and sell short-term unregistered warrants to purchase up to an aggregate of 1,172,414 shares of common stock at an exercise price of $3.50 per share. The short-term unregistered warrants will be immediately exercisable upon issuance and will expire eighteen months following the effective date of the registration statement registering the resale of the shares of common stock issuable upon exercise of the warrants. The closing of the offering is expected to occur on or about November 25, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $4.25 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the short-term unregistered warrants, if fully exercised on a cash basis, will be approximately $4.1 million. No assurance can be given that any of such short-term unregistered warrants will be exercised. The Company intends to use the net proceeds from this offering primarily for working capital and general corporate purposes.

The shares of common stock (or common stock equivalents) described above (but not the short-term unregistered warrants issued in the concurrent private placement and the shares issuable thereunder) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-

[1]	If approved by the FDA

280918) that was filed with the Securities and Exchange Commission (the SEC), on July 19, 2024, as amended on January 24, 2025, which was declared effective by the SEC on January 27, 2025. The offering of the securities in the registered direct offering is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus, when available, may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The short-term unregistered warrants issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and/or Regulation D promulgated thereunder, have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage biotechnology company advancing a diverse portfolio of small molecule product candidates containing tumor-targeted and/or immune-mediated mechanisms with the potential to treat a wide range of tumors. Tempest is headquartered in Brisbane, California.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)) concerning Tempest Therapeutics, Inc. These statements may discuss goals, intentions, and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tempest Therapeutics, as well as assumptions made by, and information currently available to, management of Tempest Therapeutics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could”, “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Forward-looking statements contained in this press release include but are not limited to statements relating to: the consummation of the offering and the satisfaction of customary closing conditions related to the offering, the use of proceeds therefrom, and the potential exercise of the unregistered short-term warrants prior to their expiration. Any forward-looking statements in this press release are based on Tempest Therapeutics’ current expectations, estimates and beliefs as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, market and other conditions, risks relating to volatility and uncertainty in the capital markets for biotechnology companies; Tempest Therapeutics’ ability to continue to operate as a going concern; and unexpected litigation or other disputes. These and other factors that may cause actual results to differ from those expressed or implied are discussed in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and other documents filed by the Company from time to time with the Securities and Exchange Commission. Except as required by applicable law, Tempest Therapeutics undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Tempest Therapeutics’ views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Tempest Therapeutics.

Investor & Media Contacts:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com